Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Record First Quarter 2023 Results

Record Q1 2023 Run-Rate Daily Production

Record Rig Count of 94 Active Rigs Drilling

Conservative Balance Sheet with Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA of 1.0x

Previously announced MB Minerals Acquisition expected to close in Q2 2023

Announces Q1 2023 Cash Distribution of $0.35 per Common Unit

FORT WORTH, Texas, May 3, 2023 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and natural gas mineral and royalty interests in over 124,000 gross wells across 28 states, today announced financial and operating results for the quarter ended March 31, 2023.

First Quarter 2023 Highlights

•	Record Q1 2023 run-rate daily production of 17,014 barrels of oil equivalent (“Boe”) per day (6:1)

•	Does not include any days of production from the Company’s recently announced $143.1 million acquisition from MB Minerals (the “Acquired Production”), which is expected to close in Q2 2023 with an effective production date of April 1, 2023

•	Q1 2023 oil, natural gas and NGL revenues of $57.4 million, a decrease of 10.9% from Q4 2022, primarily attributable to a decline in realized commodity prices

•	Q1 2023 net income of approximately $28.9 million and net income attributable to common units of approximately $23.3 million, as compared to $35.2 million and $28.4 million, respectively, from Q4 2022

•	Q1 2023 consolidated Adjusted EBITDA of $42.3 million, as compared to $46.2 million in Q4 2022

•	Q1 2023 realized natural gas prices of $3.16 was approximately 19% above Henry Hub during due to premium prices received across several basins, including the DJ Basin and Bakken

•	As of March 31, 2023, Kimbell’s major properties[1] had 6.74 net drilled but uncompleted wells (“DUCs”) and net permitted locations on its acreage (3.55 net DUCs and 3.19 net permitted locations), compared to an estimated 4.5 net wells needed to maintain flat production

•	As of March 31, 2023, Kimbell had a record 94 rigs actively drilling on its acreage, up from 92 rigs in Q4 2022 and representing 12.8%[2] market share of all rigs drilling in the continental United States as of such time

•	Announced a Q1 2023 cash distribution of $0.35 per common unit, reflecting a payout ratio of 75% of cash available for distribution; implies a 9.0% annualized yield based on the May 2, 2023 closing price of $15.63 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell’s revolving credit facility

1 These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 20% to Kimbell’s net inventory.

2 Based on Kimbell rig count of 94 and Baker Hughes U.S. land rig count of 736 as of March 31, 2023.

Kimbell Royalty Partners, LP – News Release

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “General Partner”), commented, “We are very pleased with another strong quarter and continue to build on last year’s momentum with the recently announced Midland Basin royalty acquisition, which is expected to close later this month. With our last two acquisitions, the Company’s production mix is expected to materially shift towards oil, and the Permian leads all categories in terms of production, inventory, rig count and line-of-sight wells. Even in the face of low natural gas prices in the first quarter of 2023, the rig count on our acreage in the Haynesville increased quarter over quarter led by private operators, which is a testament to the quality of our acreage in this area. In addition, we realized natural gas prices that were substantially higher than Henry Hub across several basins during Q1 2023, which highlights the strength of our diversified royalty model. Finally, our rig count has never been higher for Kimbell, which gives us confidence that we will continue our operational momentum in 2023.”

First Quarter 2023 Distribution and Debt Repayment

Today, the Board of Directors of the General Partner (the “Board of Directors”) approved a cash distribution payment to common unitholders of 75% of cash available for distribution for the first quarter of 2023, or $0.35 per common unit. The distribution will be payable on May 22, 2023 to common unitholders of record at the close of business on May 15, 2023. Kimbell plans to utilize the remaining 25% of cash available for distribution for the first quarter of 2023 to pay down a portion of the outstanding borrowings under its secured revolving credit facility. Since May 2020 (excluding the expected upcoming pay-down from the remaining 25% of Q1 2023 projected cash available for distribution), Kimbell has paid down approximately $99.2 million of outstanding borrowings under its secured revolving credit facility by allocating a portion of its cash available for distribution for debt pay-down.

Kimbell expects that approximately 72% of its first quarter 2023 distribution should not constitute dividends for U.S. federal income tax purposes, but instead are estimated to constitute non-taxable reductions to the basis of each distribution recipient’s ownership interest in Kimbell common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units. The Form 8937 containing additional information may be found at www.kimbellrp.com under “Investor Relations” section of the site. Kimbell currently believes that the portion that constitute dividends for U.S. federal income tax purposes will be considered qualified dividends, subject to holding period and certain other conditions, which are subject to a tax rate of 0%, 15% or 20% depending on the income level and tax filing status of a unitholder for 2023. Kimbell believes these estimates are reasonable based on currently available information, but they are subject to change.

Kimbell Royalty Partners, LP – News Release

Financial Highlights

Kimbell’s first quarter 2023 average realized price per Bbl of oil was $74.99, per Mcf of natural gas was $3.16, per Bbl of NGLs was $25.82 and per Boe combined was $36.19.

During the first quarter of 2023, the Company’s total revenues were $66.9 million, net income was approximately $28.9 million and net income attributable to common units was approximately $23.3 million, or $0.37 per common unit.

Total first quarter 2023 consolidated Adjusted EBITDA was $42.3 million (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the first quarter of 2023, G&A expense was $8.3 million, $5.1 million of which was Cash G&A expense, or $3.34 per Boe (Cash G&A and Cash G&A per Boe are non-GAAP financial measures.  Please see definition under Non-GAAP Financial Measures in the Supplemental Schedules included in this news release).  Unit-based compensation in the first quarter of 2023, which is a non-cash G&A expense, was $3.2 million or $2.07 per Boe.

As of March 31, 2023, Kimbell had approximately $223.9 million in debt outstanding under its secured revolving credit facility, had net debt to first quarter 2023 trailing twelve month consolidated Adjusted EBITDA of approximately 1.0x and was in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $126.1 million in undrawn capacity under its secured revolving credit facility as of March 31, 2023.

As of March 31, 2023, Kimbell had outstanding 64,950,333 common units and 15,484,400 Class B units. As of May 3, 2023, Kimbell had outstanding 64,950,333 common units and 15,484,400 Class B units.

Production

First quarter 2023 average daily production was 17,215 Boe per day (6:1), which consisted of 201 Boe per day related to prior period production recognized in Q1 2022, and 17,014 Boe per day of run-rate production. The 17,014 Boe per day of run-rate production was composed of approximately 58% from natural gas (6:1) and approximately 42% from liquids (29% from oil and 13% from NGLs). The prior period production recognized in Q1 2023 was attributable to past production that came into pay status during the first quarter of 2023.

Operational Update

As of March 31, 2023, Kimbell’s major properties had 749 gross (3.55 net) DUCs and 750 gross (3.19 net) permitted locations on its acreage. In addition, as of March 31, 2023, Kimbell had 94 rigs actively drilling on its acreage, which represents an approximate 12.8% market share of all land rigs drilling in the continental United States as of such time.

Kimbell Royalty Partners, LP – News Release

Basin	Gross DUCs as of March 31, 2023(1)	Gross Permits as of March 31, 2023(1)	Net DUCs as of March 31, 2023(1)	Net Permits as of March 31, 2023(1)
Permian	416	369	1.63	1.30
Eagle Ford	61	70	0.48	0.74
Haynesville	102	39	1.04	0.50
Mid-Continent	82	55	0.13	0.15
Bakken	73	183	0.22	0.27
Appalachia	7	12	0.01	0.02
Rockies	8	22	0.04	0.21
Total	749	750	3.55	3.19

(1) These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 20% to Kimbell's net inventory.

Hedging Update

Kimbell maintains a consistent hedging methodology, and hedges out two years on a rolling quarterly basis. The Company's commodity derivative contracts consist of fixed price swaps, under which Kimbell receives a fixed price for the contract and pays a floating market price to the counterparty over a specified period for a contracted volume. Kimbell hedges expected daily production based on the amount of debt as a percent of total enterprise value. These economic hedges constituted approximately 15% of daily production for the first quarter of 2023.

The following provides information concerning Kimbell’s hedge book as of March 31, 2023:

Fixed Price Swaps as of March 31, 2023
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
2Q 2023	70,889	998,179	$61.16	$2.52
3Q 2023	72,680	1,047,880	$61.70	$3.09
4Q 2023	67,988	995,532	$63.00	$3.28
1Q 2024	54,509	823,186	$76.32	$4.15
2Q 2024	56,511	809,354	$82.40	$4.31
3Q 2024	48,576	785,588	$69.30	$4.45
4Q 2024	68,448	811,164	$70.02	$4.48
1Q 2025	71,640	848,070	$66.31	$4.37

Kimbell Royalty Partners, LP – News Release

2023 Guidance Update

On April 11, 2023, Kimbell announced the signing of a purchase and sale agreement with MB Minerals, L.P. and certain of its affiliates (the “MB Minerals Acquisition”) to acquire Midland Basin mineral and royalty assets for approximately $143.1 million in a cash and unit transaction. The Acquired Production is expected to increase Kimbell’s run-rate average daily production by 1,901 Boe (6:1) per day (77% oil, 12% natural gas, 11% NGL), beginning in the second quarter of 2023. Completion of the MB Minerals Acquisition is subject to the satisfaction or waiver of certain customary closing conditions as set forth in the purchase and sale agreement. The MB Minerals Acquisition is expected to close in the second quarter of 2023, with an effective production date of April 1, 2023.

Kimbell management affirms 2023 guidance provided in the Q4 2022 earnings release, and management will provide updated 2023 guidance on or after the closing of the MB Minerals Acquisition.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss first quarter 2023 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through May 12, 2023 by dialing 201-612-7415 and using the conference ID 13734773#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On May 3, 2023, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in approximately 16 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 124,000 gross wells with over 48,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth, drilling inventory, growth potential, identified locations and all other estimates and predictions resulting from Kimbell’s portfolio review, the tax treatment of Kimbell's distributions, changes in Kimbell’s capital structure, future natural gas and other commodity prices and changes to supply and demand for oil, natural gas and NGLs. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of acquisitions are not realized and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to potential declines in prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks relating to the impairment of oil and natural gas properties, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Acquired Production, risks relating to tax matters, and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

March 31,
2023
Assets:
Current assets
Cash and cash equivalents	$19,077
Oil, natural gas and NGL receivables	35,936
Accounts receivable and other current assets	3,049
Total current assets	58,062
Property and equipment, net	866
Oil and natural gas properties
Oil and natural gas properties (full cost method)	1,466,268
Less: accumulated depreciation, depletion and impairment	(730,185)
Total oil and natural gas properties, net	736,083
Right-of-use assets, net	2,442
Derivative assets	2,456
Loan origination costs, net	2,488
Assets of consolidated variable interest entities:
Cash	101
Investments held in trust	243,060
Prepaid expenses	80
Total assets	$1,045,638
Liabilities and unitholders' equity:
Current liabilities
Accounts payable	$920
Other current liabilities	5,165
Derivative liabilities	2,056
Total current liabilities	8,141
Operating lease liabilities, excluding current portion	2,151
Derivative liabilities	224
Long-term debt	223,916
Other liabilities	292
Liabilities of consolidated variable interest entities:
Other current liabilities	865
Deferred underwriting commissions	8,050
Total liabilities	243,639
Commitments and contingencies
Mezzanine equity:
Redeemable noncontrolling interest in Kimbell Tiger Acquisition Corporation	236,900
Kimbell Royalty Partners, LP unitholders' equity:
Common units	592,305
Class B units	774
Total Kimbell Royalty Partners, LP unitholders' equity	593,079
Noncontrolling deficit interest in OpCo	(27,980)
Total equity	565,099
Total liabilities, mezzanine equity and unitholders' equity	$1,045,638

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
Revenue
Oil, natural gas and NGL revenues	$57,417	$65,083
Lease bonus and other income	437	654
Gain (loss) on commodity derivative instruments, net	9,062	(31,983)
Total revenues	66,916	33,754
Costs and expenses
Production and ad valorem taxes	4,277	4,021
Depreciation and depletion expense	17,564	10,759
Marketing and other deductions	2,762	3,508
General and administrative expenses	8,278	6,589
Consolidated variable interest entities related:
General and administrative expenses	708	739
Total costs and expenses	33,589	25,616
Operating income	33,327	8,138
Other income (expense)
Equity income in affiliate	—	249
Interest expense	(5,463)	(2,878)
Other income	—	3,069
Consolidated variable interest entities related:
Interest earned on marketable securities in trust account	2,439	102
Net income before income taxes	30,303	8,680
Income tax expense	1,403	272
Net income	28,900	8,408
Net income attributable to noncontrolling interests	(5,564)	(1,059)
Distributions on Class B units	(15)	(18)
Net income attributable to common units of Kimbell Royalty Partners, LP	$23,321	$7,331

Basic	$0.37	$(0.20)
Diluted	$0.36	$(0.20)
Weighted average number of common units outstanding
Basic	62,541,565	45,942,829
Diluted	79,757,979	45,942,829

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, Cash G&A and Cash G&A per Boe are used as supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss), net of depreciation and depletion expense, interest expense, income taxes, non cash unit based compensation, unrealized gains and losses on derivative instruments, cash distribution from affiliate, equity income (loss) in affiliate, gains and losses on sales of assets and operational impacts of variable interest entities, which include general and administrative expense and interest income.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, tax obligations, and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
Reconciliation of net cash provided by operating activities to Adjusted EBITDA and cash available for distribution
Net cash provided by operating activities	$47,054	$36,032
Interest expense	5,463	2,878
Income tax expense	1,403	272
Amortization of right-of-use assets	(83)	(78)
Amortization of loan origination costs	(516)	(442)
Equity income in affiliate	—	249
Unit-based compensation	(3,170)	(2,194)
Gain (loss) on derivative instruments, net of settlements	12,500	(18,681)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	(11,058)	6,409
Accounts receivable and other current assets	(514)	(731)
Accounts payable	291	(1,083)
Other current liabilities	(256)	(463)
Operating lease liabilities	85	79
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	2,439	102
Other assets and liabilities	(308)	353
Consolidated EBITDA	$53,330	$22,702
Add:
Unit-based compensation	3,170	2,194
(Gain) loss on derivative instruments, net of settlements	(12,500)	18,681
Cash distribution from affiliate	—	43
Equity income in affiliate	—	(249)
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	(2,439)	(102)
General and administrative expenses	708	660
Consolidated Adjusted EBITDA	$42,269	$43,929
Adjusted EBITDA attributable to noncontrolling interest	(8,137)	(5,532)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$34,132	$38,397

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	4,124	1,958
Cash income tax refund	(639)	—
Distributions on Class B units	15	18
Cash available for distribution on common units	$30,632	$36,421

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
March 31, 2023
Net income	$28,900
Depreciation and depletion expense	17,564
Interest expense	5,463
Income tax expense	1,403
Consolidated EBITDA	$53,330
Unit-based compensation	3,170
Gain on derivative instruments, net of settlements	(12,500)
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	(2,439)
General and administrative expenses	708
Consolidated Adjusted EBITDA	$42,269
Adjusted EBITDA attributable to noncontrolling interest	(8,137)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$34,132

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	4,124
Cash income tax refund	(639)
Distributions on Class B units	15
Cash available for distribution on common units	$30,632

Common units outstanding on March 31, 2023	64,950,333

Cash available for distribution per common unit outstanding	$0.47

Common units outstanding on May 15, 2023 Record Date	64,950,333

First quarter 2023 distribution declared (1)	$0.35

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
March 31, 2022
Net income	$8,408
Depreciation and depletion expense	10,759
Interest expense	2,878
Cash distribution from affiliate	385
Income tax expense	272
Consolidated EBITDA	$22,702
Unit-based compensation	2,194
Loss on commodity derivative instruments, net of settlements	18,681
Cash distribution from affiliate	43
Equity income in affiliate	(249)
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	(102)
General and administrative expenses	660
Consolidated Adjusted EBITDA	$43,929
Adjusted EBITDA attributable to noncontrolling interest	(5,532)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$38,397

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	1,958
Distributions on Class B units	18
Cash available for distribution on common units	$36,421

Common units outstanding on March 31, 2022	57,290,923

Cash available for distribution per common unit outstanding	$0.64

Common units outstanding on May 2, 2022 Record Date	57,331,833

First quarter 2022 distribution declared (1)	$0.47

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended
	March 31, 2023
Net income	$28,900
Depreciation and depletion expense	17,564
Interest expense	5,463
Income tax expense	1,403
Consolidated EBITDA	$53,330
Unit-based compensation	3,170
Gain on derivative instruments, net of settlements	(12,500)
Consolidated variable interest entities related:
Interest earned on marketable securities in Trust Account	(2,439)
General and administrative expenses	708
Consolidated Adjusted EBITDA	$42,269

Q2 2022 - Q4 2022 Consolidated Adjusted EBITDA (1)	172,230
Trailing Twelve Month Consolidated Adjusted EBITDA	$214,499

Long-term debt (as of 3/31/23)	223,916
Cash and cash equivalents (as of 3/31/23)	(19,178)
Net debt (as of 3/31/23)	$204,738

Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	1.0	x

(1)  Consolidated Adjusted EBITDA for each of the quarters ended June 30, 2022, September 30, 2022 and December 31, 2022 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net income to consolidated Adjusted EBITDA for each quarter is included in the applicable news release.  This also includes the trailing twelve months pro forma results from the Q4 2022 acquisition that closed in December 2022 in accordance with Kimbell's secured revolving credit facility.